
<ARTICLE> 5
<LEGEND>
This schedule contains summary financial information extracted from Krupp
Institutional Mortgage Fund Limited Partnership Financial Statements for the nine months ended September 30, 1998 and is qualified in its entirety by reference to such financial statements.
</LEGEND>

<PERIOD-TYPE>                   9-MOS
<FISCAL-YEAR-END>                          DEC-31-1998
<PERIOD-END>                               SEP-30-1998
<CASH>                                       1,638,990
<SECURITIES>                                         0
<RECEIVABLES>                                   15,738<F1><F2>
<ALLOWANCES>                                         0
<INVENTORY>                                          0
<CURRENT-ASSETS>                                     0
<PP&E>                                               0
<DEPRECIATION>                                       0
<TOTAL-ASSETS>                               1,654,728
<CURRENT-LIABILITIES>                           18,899
<BONDS>                                              0
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                          0
<COMMON>                                     1,635,829<F3>
<OTHER-SE>                                           0
<TOTAL-LIABILITY-AND-EQUITY>                 1,654,728
<SALES>                                              0
<TOTAL-REVENUES>                               134,329<F4>
<CGS>                                                0
<TOTAL-COSTS>                                        0
<OTHER-EXPENSES>                               370,731<F5>
<LOSS-PROVISION>                                     0
<INTEREST-EXPENSE>                                   0
<INCOME-PRETAX>                                      0
<INCOME-TAX>                                         0
<INCOME-CONTINUING>                                  0
<DISCONTINUED>                                       0
<EXTRAORDINARY>                                      0
<CHANGES>                                            0
<NET-INCOME>                                 (236,402)<F6>
<EPS-PRIMARY>                                        0<F6>
<EPS-DILUTED>                                        0<F6>

<F1>Includes all receivables on the Balance Sheet.
<F2>KELP sold its remaining properties on January 30, 1998 to unaffiliated third parties with twelve other properties for a total selling price of $138,000,000, of which KELP received $5,027,200 for the sale of its properties, less its share of closing costs. KELP used the net sales proceeds of $4,778,696 to pay down the mortgage notes payable to the Partnership.
As a result of the sale of KELP's properties, certain notes totaling $2,790,388,pledged to the Partnership under a Collateral Pledge Agreement, were paid by the original General Partners of KELP to the Partnership on May 12, 1998.
<F3>Represents Limited Partners equity of $1,851,443 and General Partners deficit of ($215,614), respectively.
<F4>Includes all income of the Partnership consisting of interest income only.
<F5>Represents total expenses of the Partnership.
<F6>Net loss allocated ($2,364)to the General Partners and ($234,038) to the
Limited Partners. Average net loss per Unit of Limited Partners interest is ($7.79) on 30,059 Units outstanding.

